UBC File: 14-063

PATENT ASSIGNMENT AGREEMENT

BETWEEN:

THE UNIVERSITY OF BRITISH COLUMBIA, a corporation continued under the University Act of British Columbia with offices at #103-6190 Agronomy Road, Vancouver, British Columbia, V6T 1Z3

("UBC")

AND

CONEXEU SCIENCES INC., a corporation incorporated under the laws of British Columbia, with a registered office at Suite 2700, 1133 Melville Street, Burrard Street, Vancouver, BC, V6E 4E5

(the "Company")

WHEREAS:

A. UBC has been engaged in research during the course of which it has invented, developed and/or acquired certain Patents (as defined below) relating to UBC UILO file 14-063 "Engineered In-situ forming composite tissue graft", which research was undertaken by Drs. Aziz Ghahary and Ryan Hartwell in the UBC Department of Surgery;

B. It is UBC's objective to exploit its technology for the public benefit, and to generate further research in a manner consistent with its status as a non-profit, tax exempt educational institution;

C. Dr. Ryan Hartwell has agreed to waive any entitlement to receive any consideration pursuant to UBC's Inventions and Discoveries Policy LR11; and

D. UBC and the Company have agreed to an assignment of UBC's right, title, and interest in the Patents from UBC to the Company on the terms and conditions set out in this Agreement.

THE PARTIES AGREE AS FOLLOWS:

1.0 DEFINITIONS

1.1 In this Agreement:

(a) "Closing Date" means the date on which the Initial Financing closes;

(b) "Initial Financing" means the completion by the Company of a financing through the sale of its Securities for an aggregate sale price of not less than $1,500,000.00 USD in gross proceeds for the Company;

(c) "Issue Date" is defined in Article 3.2;

(d) "Loan Agreement" is defined in Article 3.7(a); "Loan Amount" is defined in Article 3.7(a);

(e) "Loan Amount" is defined in Article 3.7(a);

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(f) "Non-Waiving Investigator" means Aziz Ghahary;

(g) "Patents" means collectively the rights in and to any and all inventions which are disclosed or claimed in the Canadian, U.S., and foreign patents and patent applications identified in Schedule "A" and all:

(i) counterparts, continuations, continuations-in-part, divisionals, continuing prosecution applications, and requests for continued examinations, extensions, term restorations, renewals, reissues, re-examinations, or substitutions thereof;

(ii) corresponding international patent applications;

(iii) corresponding foreign patent applications, including supplementary protection certificates and other administrative protections; and

(iv) international and foreign counterpart patents;

all of which will be deemed to be included in this definition of Patents from time to time upon creation of same;

(h) "Patent Reassignment Agreement" is defined in Article 3.7(a); "PTO Assignment" is defined in Article 2.1;

(i) "Publicly Listed" means an event upon which the Company's common shares or other securities of the Company or securities of another issuer for which common shares or other securities of the Company are exchanged, become publicly listed or quoted on a stock exchange or stock market in Canada, Asia, Australia, Europe, or the United States thereafter;

(j) "Receiving Shareholders" is defined in Article 3.4(b);

(k) "Securities" means all shares, rights to acquire shares and other securities of the Company, including without limitation all options, convertible debt, warrants, rights of conversion, and other securities or obligations of the Company to issue shares or other securities of the Company;

(l) "Shareholders Agreement" is defined in Article 3.4; and

(m) "UBC Shares" is defined in Article 3.2.

2.0 ASSIGNMENT OF THE PATENTS

2.1 Subject to the terms and conditions of this Agreement, UBC agrees to transfer, sell and assign to the Company all of UBC's right, title and interest in and to the Patents.  On execution of this Agreement, UBC will sign an assignment of the Patents in the form attached as Schedule "J" (the "PTO Assignment") and UBC's lawyer (Georg Reuter at Richards Buell Sutton LLP) will deliver such PTO Assignment to the Company's lawyer (Michael Reid at DLA Piper (Canada) LLP) on a solicitor's undertaking by Mr. Reid to hold such PTO Assignment and to not release the PTO Assignment to the Company until the Company has paid to UBC the sum of $50,000 as set out in Article 3.1 below.

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2.2 Notwithstanding Article 2.1 above, the Company hereby:

(a) grants to UBC a world-wide, fully paid up, non-exclusive license to use the Patents without charge in any manner whatsoever for research, scholarly publication, educational and other non-commercial use; and

(b) acknowledges and agrees that UBC, its faculty, researchers and students, shall not be restricted from presenting at symposia, national or regional professional meetings, or from publishing in journals or other publications accounts of their research relating to the Patents.

The rights granted to UBC pursuant to this Article 2.2 are irrevocable, royalty-free and perpetual.

2.3 Company acknowledges receipt of originals or copies of all Patents and other patent prosecution documents which embody or otherwise relate to the Patents.

3.0 PAYMENT TO UBC FOR ASSIGNMENT

3.1 The Company will pay to UBC the sum of $50,000.00 within 10 days of the Closing Date, and neither all nor any portion of this payment is refundable under any circumstances.

3.2 In consideration for the assignment and transfer of the Patents set out in Article 2.1, the Company will within 10 days of execution of this Agreement, subject to receipt of a signed subscription agreement from each of UBC and the Non-Waiving Investigator in a form substantially as in Schedule "E", issue to UBC and the Non-Waiving Investigator the number of shares in the capital of the Company (the "UBC Shares") and in the ratio set out in Schedule "B", such that, following such issuance, the UBC Shares shall represent 16.5% of all issued and outstanding Securities of the Company as of the date of such issuance (the "Issue Date"), calculated on a fully-diluted basis, meaning that any and all contemplated share issuances pursuant to any options, rights of conversion, warrants, unvested or escrowed shares, or other securities or obligations of the Company to issue shares shall be included in such calculation as if such rights to acquire shares or other securities of the Company had been fully exercised, issued, vested and released from escrow (hereinafter referred to as "fully-diluted basis"). The Company will provide UBC with a capitalization table current as of the Issue Date (set out in Schedule "F") confirming to UBC's reasonable satisfaction, UBC's 16.5% shareholding on a fully-diluted basis as of the Issue Date. For the avoidance of doubt, the issuance by the Company to UBC and the Non-Waiving Investigator of the UBC Shares, together with the payment set out in Article 3.1, and the repayment of the loan under the Loan Agreement (as defined below) will represent full and final consideration for the assignment and transfer of the Patents. UBC and the Non-Waiving Investigator further acknowledge and agree that other than as set out in this Agreement, and the Shareholders Agreement (as defined below) neither of them has any right whatsoever to acquire any shares in the capital of the Company and that the Company has no obligation or commitment, and is not subject to any agreement (oral or written), to issue any shares to the Company other than as set out herein, except and to the extent provided for under this Agreement and the Shareholders' Agreement.

3.3 The Company acknowledges and agrees that:

(a) it will comply with all applicable laws and legislation with respect to the issuance of the UBC Shares;

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(b) the UBC Shares shall be deemed to be fully paid for by UBC as of the Issue Date and shall be the absolute property of UBC or the Non-Waiving Investigator, as the case may be;

(c) the UBC Shares shall be issued in the same class of shares as those held by the Company's founders; and

(d) other than any restrictions contained in the articles of the Company or shareholders' agreement to which the Company and UBC are signatories, the Company will not impose on the UBC Shares any pooling, escrow or other trading restrictions requirements, subject to applicable securities laws, exchange policies or other listing requirements, and any applicable hold periods pursuant to such laws and policies.

3.4 The Company shall use commercially reasonable efforts to ensure that on or before the Issue Date, all shareholders of the Company enter into a shareholders' agreement substantially in the form in Schedule "D" (the "Shareholders' Agreement"), including at a minimum the following terms:

(a) drag along rights requiring other shareholders to sell all but not less than all of their respective interests to a third party in the event that a majority of shareholders receive from such third party a bona fide offer to purchase all of its interest;

(b) tag along rights preventing a majority of shareholders (each a "Receiving Shareholders") from selling any shares in the capital of the Company to any third party unless the remaining shareholders are included, at such remaining shareholders' individual options, in such sale, pro rata based on the total number of shares owned by the Receiving Shareholder(S), and on the same terms and conditions as those offered to the Receiving Shareholder(s); and

(c) pre-emptive rights as set out in Article 4.3 of the Shareholder Agreement.

3.5 If the Company becomes Publicly Listed, the Company shall concurrently register the UBC Shares for sale or exchange, as the case may be.

3.6 UBC and the Non-Waiving Investigator shall be issued share certificates or notices of uncertificated shares representing the UBC Shares in their respective names as soon as practicable, but, in any event, within 7 days, following the Issue Date.

3.7 The Company will:

(a) concurrently with the execution of this Agreement, enter into a loan agreement with UBC substantially in the form in Schedule "G" (the "Loan Agreement")  The Loan Agreement is for payment to UBC of UBC's external costs incurred as of the Closing Date, (which costs, as of the date of UBC's execution of this Agreement, and after deduction of the $50,000 to be repaid to UBC under Article 3.1) are currently estimated to be $136,538.99 (the "Loan Amount").  Concurrent with execution of the Loan Agreement the Company will also execute a re-assignment of the Patents to UBC in a form attached as Schedule "H" (the "Patent Reassignment Agreement") and an Escrow Agreement (attached as Schedule "I"), under which the Patent Reassignment Agreement will be held in escrow as further security for the Company's  repayment  of  the  Loan  Amount  to UBC  in accordance with the terms of the Loan Agreement and the amount due under Article 3.1;

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(b) use commercially reasonable efforts complete the Initial Financing within 12 months of executing this Agreement and shall notify UBC, in writing, within 7 days of completion of Initial Financing;

(c) complete a business plan within 6 months of the Closing Date. The business and marketing plan will be prepared in accordance with generally accepted business practices and will be updated from time to time, but in no event less than once every calendar year.  Copies of all updates of these plans will be provided to UBC in a timely manner;

(d) establish and maintain a bona fide Board of Directors with

(i) at least one director who is not an employee or officer of the Company or a relative of an employee or officer of the Company within 12 months of executing this Agreement; and

(ii) a further second such director who is not an employee or officer of the Company or a relative of an employee or officer of the Company within 24 months of executing this Agreement.

(e) until such time that the Company becomes Publicly Listed:

(i) deliver to UBC the annual budget of the Company, within 90 days after the end of each fiscal year of the Company; and

(ii) deliver to UBC financial statements, including a balance sheet and a statement of income, prepared by a reputable accounting firm within 90 days after the end of each fiscal year of the Company.

4.0 UBC'S WARRANTIES AND DISCLAIMER OF WARRANTIES

4.1 UBC hereby represents and warrants to the Company that:

(a) UBC is duly organized, validly existing and in good standing under the laws of British Columbia;

(b) as of the date of UBC's execution of this Agreement, to the best of the knowledge of UBC's technology transfer manager having responsibility for the patenting of the Patents at the UBC Industry Liaison Office, after commercially reasonable inquiry,

(i) UBC has not received any claim from any third party asserting infringement of any of such third party's intellectual property rights with respect to any inventions claimed in the Patents;

(ii) all of the individuals listed in Schedule "A" as of the date of UBC's execution of this Agreement as inventors of the Patents and who are, or have been employed by UBC, have assigned to UBC their all of their respective rights, title and interests in and to the Patents as listed in Schedule "A" as of the date of UBC's execution of this Agreement; and

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(c) the execution and delivery of this Agreement has been duly authorized by all necessary actions on the part of UBC.

4.2 Except as set out in Article 4.1, UBC makes no representations, conditions or warranties, either express or implied, regarding the Patents.  Without limitation, UBC specifically disclaims any implied warranty, condition or representation that the Patents:

(a) corresponds with a particular description;

(b) is of merchantable quality;

(c) is fit for a particular purpose; or

(d) is durable for a reasonable period of time.

UBC is not liable for any loss, whether direct, consequential, incidental or special, which the Company or any third parties suffer arising from any defect, error or fault of the Patents, or its failure to perform, even if UBC is aware of the possibility of such defect, error, fault or failure.  The Company acknowledges that it has been advised by UBC to undertake its own due diligence regarding the Patents.

4.3 Nothing in this Agreement:

(a) constitutes a warranty or representation by UBC as to title to the Patents or that anything made, used, sold or otherwise disposed of with respect to, or using the Patents, will not infringe the patents, copyrights, trade-marks, industrial designs or other intellectual property rights of any third parties, or any patents, copyrights, trade-marks, industrial design or other intellectual property rights owned, in whole or in part, by UBC, or licensed by UBC to any third parties;

(b) constitutes an express or implied warranty or representation by UBC that the Company has, or will have, the freedom to operate or practice the Patents, or the freedom to make, have made, use, sell or otherwise dispose of products made using the Patents;

(c) imposes an obligation on UBC to bring, prosecute or defend actions or suits against third parties for infringement of patents, copyrights, trade-marks, industrial designs or other intellectual property or contractual rights; or

(d) confers the right to use in any advertising or publicity the name of UBC or any UBC trade-marks, service mark, logo, insignia, seal, design, symbol, or device used by UBC in relation to the Patents or anything made used, sold or otherwise disposed of by the Company with respect to the Patents.

5.0 INDEMNITY AND LIMITATION OF LIABILITY

5.1 The Company indemnifies, holds harmless and defends UBC, its Board of Governors, officers, employees, faculty, students, invitees and agents against any and all claims (including all associated legal fees and disbursements actually incurred) arising out of the use, or exercise, of any rights with respect to the Patents by the Company, including without limitation against any damages or losses, whether direct, indirect, consequential, incidental or special, arising in any manner at all from or out of the use of the Patents by the Company, its customers, licensees, sublicensees, agents, collaborators, affiliates or their customers or end users.

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5.2 The Company acknowledges and agrees that:

(a) the purchase of the Patents hereunder is on an "as is" basis, and that the Company has conducted its own due diligence with respect to the Patents;

(b) UBC's total liability, whether under the express or implied terms of this Agreement, in tort (including negligence) or at common law, for any loss or damage suffered by the Company, whether direct, indirect, consequential, incidental or special, or any other similar damage that may arise or does arise from any breaches of this Agreement by UBC, its Board of Governors, officers, employees, faculty, students or agents, is limited to the amount of US$10,000.

6.0 COMPANY'S WARRANTIES

6.1 The Company hereby represents and warrants to UBC that:

(a) the Company is duly organized, validly existing and in good standing under the laws of British Columbia;

(b) the Articles of Incorporation of the Company attached hereto as Schedule "C" are correct;

(c) the Company has all necessary corporate power, authority and capacity to acquire the Patents and perform its obligations pursuant to this Agreement;

(d) the execution and delivery of this Agreement has been duly authorized by all necessary corporate action on the part of the Company; and

(e) as of the date of execution of this Agreement, the Company is not a party to, bound by or subject to any license, agreement, instrument, statute, regulation, order, judgment, decree or law which would be violated, contravened or breached by or under which any default would occur as a result of the execution of and delivery by the Company of this Agreement or the performance by the Company of any of its terms.

6.2 The representations and warranties of the Company contained in this Agreement shall survive the date of execution of this Agreement, and shall continue in full force and effect for the benefit of UBC.

7.0 NOTICES

7.1 All reports and notices or other documents that a party is required or may want to deliver to any other party will be delivered in writing either by personal delivery, commercial courier or by electronic transmission at the address for the receiving party set out in Article 7.2 or as varied by any notice. Any notice will be deemed to have been received on the date it was delivered, or, if by electronic transmission, on the day on which it is transmitted (with notice of receipt by the receiving party).

7.2 The address for delivery of notices are set out below:

If to the Company:
Conexeu Sciences Inc.

71 West 2nd Ave Suite 234,
Vancouver, BC V5Y 0J7
Telephone: 778-989-5104
Email: rhartwell@conexeu.com

UBC File: 14-063

If to UBC:
The Managing Director
University - Industry Liaison Office
University of British Columbia
#103 - 6190 Agronomy Road
Vancouver, British Columbia V6T 1Z3
Telephone: (604) 822-8580

8.0 GENERAL

8.1 This Agreement is governed by, and will be construed in accordance with, the laws of British Columbia and the laws of Canada in force in that province, without regard to its conflict of law rules.  All parties agree that by executing this Agreement they have attorned to the jurisdiction of the Supreme Court of British Columbia.  The parties agree that the British Columbia Supreme Court has exclusive jurisdiction over this Agreement.

8.2 The Company will pay all taxes payable by the Company and any related interest or penalty designated in any manner at all and imposed as a result of the existence or operation of this Agreement including without limitation tax which the Company is required to withhold or deduct from payments to UBC. The Company will provide to UBC evidence as may be required by Canadian authorities to establish that the tax has been paid. All amounts and consideration specified as payable by the Company to UBC in this agreement are exclusive of taxes.  If UBC is required to collect a tax to be paid by the Company, the Company will pay such tax to UBC on demand.

8.3 Nothing contained in this Agreement is to be deemed or construed to create between the parties a partnership or joint venture.  No party has the authority to act on behalf of any other party, or to commit any other party in any manner at all or cause any other party's name to be used in any way not specifically authorized by this Agreement.

8.4 Subject to the limitations in this Agreement, this Agreement operates for the benefit of and is binding on the parties and their respective successors and permitted assigns.

8.5 No condoning, excusing or overlooking by any party of any default, breach or non-observance by any other party at any time or times regarding any terms of this Agreement operates as a waiver of that party's rights under this Agreement.  A waiver of any term, or right under, this Agreement will be in writing signed by the party entitled to the benefit of that term or right, and is effective only to the extent set out in the written waiver.

8.6 No exercise of a specific right or remedy by any party precludes it from, or prejudices it in, exercising another right or pursuing another remedy or maintaining an action to which it may otherwise be entitled either at law or in equity.

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8.7 All terms which require performance by the parties after the expiry or termination of this Agreement, will remain in force despite this Agreement's expiry or termination for any reason.

8.8 Part or all of any Article that is indefinite, invalid, illegal or otherwise voidable or unenforceable may be severed and the balance of this Agreement will continue in full force and effect.

8.9 The Company acknowledges that the law firm of Richards Buell Sutton LLP has acted solely for UBC in connection with this Agreement and that all other parties have been advised to seek independent legal advice.

8.10 8This Agreement sets out the entire understanding between the parties and no changes are binding unless signed in writing by the parties to this Agreement.

8.11 Time is of the essence of this Agreement.

8.12 Unless the contrary intention appears, the singular includes the plural and vice versa and words importing a gender include other genders.

8.13 This Agreement may be signed in counterparts either through original copies or by facsimile or electronically, each of which will be deemed an original and all of which will constitute the same instrument.

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AGREED AND ACKNOWLEDGED BY THE PARTIES effective as of November __20_, 2023.

SIGNED FOR AND ON BEHALF of

THE UNIVERSITY OF BRITISH COLUMBIA

by its authorized signatory:

/s/ Brett Sharp
Authorized Signatory

Brett Sharp Associate Director UBC UILO
Please print Name and Title of Signatory

SIGNED FOR AND ON BEHALF of CONEXEU SCIENCES INC. by its authorized signatory:

/s/ Ryan Hartwell
Authorized Signatory

Ryan Hartwell, Director
Please print Name and Title of Signatory

UBC File: 14-063

SCHEDULE "A"

DESCRIPTION OF "PATENTS"

UBC File #	Inventor(s)	Description	Patent #
14-063	Aziz Ghahary Ryan Hartwell	Engineered In-situ forming composite tissue graft	PCT/CA2016/000032, "Engineered Tissue Substitute System", and family (US, CA, AU, EU, JP)

UBC File: 14-063

SCHEDULE "B"

SHARE ISSUANCE TO UBC AND NON-WAIVING INVESTIGATORS

% of UBC Shares
UBC	64.52%
Non-Waiving Investigator	35.48%

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SCHEDULE "C"

ARTICLES OF INCORPORATION OF THE COMPANY

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SCHEDULE "D"

SHAREHOLDER AGREEMENT

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SCHEDULE "E"

SUBSCRIPTION AGREEMENT

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SCHEDULE "F"

CAPITALIZATION TABLE

CONEXEU SCIENCES INC - PROFORMA CAP TABLE* - 2023-11-14

Shareholder	Class A Common	Class B Common	Total Shares	Percent Equity
RVH Ventures Ltd. (Ryan Hartwell)	6,075,000	-	6,075,000	24.30%
Dr. Claudia Chavez, M.D., PhD	1,250,000	-	1,250,000	5.00%
University of British Columbia	2,661,450	-	2,661,450	10.65%
Dr. Aziz Ghahary	1,463,550	-	1,463,550	5.85%
David Bogart	4,250,000	-	4,250,000	17.00%
Michael Wright	3,000,000	-	3,000,000	12.00%
N3GU Investments LP	3,300,000	-	3,300,000	13.20%
Debt settlement reserve	3,000,000	-	3,000,000	12.00%

	25,000,000	-	25,000,000	100.00%

*Proforma cap table of shares issued/to be issued substantially contemporaneous with issuance of shares to UBC

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SCHEDULE "G"

LOAN AGREEMENT

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EXHIBIT "A"

PROMISSORY NOTE

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SCHEDULE "H"

PATENT REASSIGNMENT AGREEMENT

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SCHEDULE "I"

ESCROW AGREEMENT

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SCHEDULE "J"

PTO ASSIGNMENT